Exhibit 16.1

June 8, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of Form 8-K dated June 8, 2015 of Glorywin Entertainment Group, Inc. to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

 /s/ M&K CPAS, PLLC
M&K CPAS, PLLC
Houston, Texas